Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement” is dated as of December 17, 2024 (the ''Effective Date"), by and between Blue Ridge Bank, National Association, a national banking association (the ''Bank'' or the "Employer"), and Raymond Knott ("Executive'').

WHEREAS, the Bank is the wholly-owned national banking association subsidiary of Blue Ridge Bankshares, Inc. (the "Company"); and

WHEREAS, the Bank wishes to hire Executive to serve as a valuable employee of the Bank; and

WHEREAS, the Company and the Bank desire to provide substantial benefits to Executive and to obtain from Executive covenants protecting the Company's and Bank's customer relationships, confidential information and trade secrets, and Executive desires to obtain such benefits and is willing to enter into such covenants; and

WHEREAS, Executive is willing to make his services available to the Bank on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.
Employment and Acceptance. Effective as of the Effective Date, Executive shall be employed as the Commercial Banking Executive of the Bank. Executive shall have the duties and responsibilities that are commensurate with such positions and shall also render such other services and duties as may be reasonably assigned Executive from time to time by the Employer, consistent with Executive's positions with the Employer. Executive accepts and agrees to such employment and agrees to carry out his duties and responsibilities to the best of his ability in a competent, efficient and businesslike manner. Executive further agrees to comply with all the policies, standards and codes of conduct of the Employer now or hereafter adopted.
2.
Term. This Agreement is effective on the Effective Date and shall end on the second anniversary of the Effective Date and the term hereof will be automatically extended for an additional year beginning on the day after the second anniversary date and any anniversary date thereafter, unless terminated as provided herein. The term of this Agreement will not be extended if either party gives written notice to the other stating its intention to terminate such term at least 90 days before the second or any succeeding anniversary of the Effective Date. The initial term of this Agreement and any extension of such term is referred to as the "Employment Period."

3.
Compensation.
(a)
Base Salary. During the Employment Period, Executive shall receive for Executive's services an annual base salary (the "Base Salary") in an amount to be determined by the Board of Directors of the Bank (the "Board"). The Base Salary will be reviewed annually and may be adjusted upward or downward in the sole discretion of the Board. In no event, however, will the Base Salary be less than the gross amount of $340,000.00. The Base Salary will be subject to all applicable v.1thholdings and deductions required by federal and state law.
(b)
Annual Bonus; Other Incentives. During the Employment Period, Executive will be entitled to receive annual cash bonus payments as may be determined by the Board pursuant to the bonus program executive officers of the Employer; provided that such annual bonus will be based on metrics, standards and parameters established by the Board and will provide for a payment of up to 30% of the Base Salary. Any such annual cash bonus will be paid to Executive no later than two and one-half months after the end of the year for which the annual bonus is awarded. To be eligible to receive any cash bonus, Executive must be actively employed by the Employer on the date such bonus is accrued. The bonus will be subject to all applicable withholdings and deductions required by federal and state law. During the Employment Period, Executive also will be eligible to receive other cash- or stock-based incentives in such amounts and on such terms and conditions as established by the Board or the Board of Directors of the Company or by the compensation committee of either of such board of directors, as applicable; provided that each year during the Employment Period, Executive will be eligible for a long-term incentive award (which may take the form of an annual equity or equity-based grant) of up to 30% of the Base Salary.

(c)
Benefits. During the Employment Period, Executive will be entitled to participate in those retirement, life insurance, medical, sick leave, vacation, paid time off and other employee benefit plans and programs of the Employer that may be in effect from time to time, to the extent Executive is eligible under the terms of those plans and programs. The Employer reserves the right to modify, add or eliminate benefits for its employees at any time as it deems appropriate and as in accordance with applicable federal and state law.
(d)
Business Expenses. During the Employment Period, the Employer will pay on Executive's behalf(or promptly reimburse Executive for) reasonable expenses incurred by Executive at the request o:t or on behalf of, the Employer in the performance of Executive's duties pursuant to this Agreement, in accordance with the Employer's policies as in effect from time to time. The Employer will pay on Executive's behalf (or promptly reimburse Executive for) expenses required to maintain professional certifications held by Executive, including licensing, continuing professional education, and related travel expenses.
(e)
Fringe Benefits. During the Employment Period, the Employer shall provide Executive with such fringe benefits as are appropriate for his position, including providing Executive a Bank-owned cell phone for Executive's use.

4.
Termination and Termination Benefits. Notwithstanding the provisions of Section 2, and in addition to the expiration of the term of this Agreement, Executive's employment will terminate under the following circumstances and will be subject to the following provisions:

(a)
Termination as a Consequence of Death or Disability. If Executive dies while employed by the Employer, the Employer will pay Executive's beneficiary designated in writing (provided such writing is executed and dated by Executive and delivered to the Employer in a form acceptable to the Employer prior to Executive's death) or. if none, Executive's estate, the Base Salary through the end of the calendar month in which Executive's death occurs. If Executive becomes "disabled" (as defined below), the Employer may give Executive written notice of its intention to terminate Executive's employment, in which event Executive's employment with the Employer will terminate on the 30th day after receipt of such notice by Executive. Notwithstanding any other provision of this Agreement to the contrary, if Executive's employment is terminated under the preceding sentence, no payments shall be made under Section 4(c) or 4{d); provided that Executive shall be paid the Base Salary for services performed through the date of termination, and any other amounts required to be paid by law.

For purposes of this Section 4, Executive is “disabled'' if Executive is entitled to receive long-term disability benefits under the Employer's long-term disability plan, or, if there is no such plan, Executive's inability to perform any of Executive's essential job functions, which disability lasts for an uninterrupted period of at least 180 days or a total of at least 240 days out of any consecutive 360 day period, as a result of Executive's incapacity due to physical or mental illness (as determined by the opinion of an independent physician selected by the Employer).

(b)
Termination for Cause. Executive's employment may be terminated for Cause at any time by the Employer upon written notice to Executive. If the Employer terminates Executive’s employment for Cause. Executive shall have no right to render services or to receive compensation or other benefits under this Agreement for any period after such termination except as expressly provided in Section 5(a)(ii). Only the following shall constitute "Cause" for such termination:
(i)
deliberate neglect by Executive in the performance of Executive's material duties and responsibilities as established from time to time by the Employer or Executive's willful failure to follow reasonable written instructions or policies of the Employer;
(ii)
Executive's continued failure to satisfactorily perform Executive's job duties after being advised in writing of such failure and being given a reasonable opportunity and period to remedy such failure;
(iii)
conviction of or entering of a guilty plea or plea of no contest with respect to a felony, a crime of moral turpitude or any other crime with respect to which imprisonment is a possible punishment, or the commission of an act of embezzlement or fraud against the Employer or an Affiliate (as defined below);

(iv)
any breach by Executive of a material term of this Agreement, or violation in any material respect of any code or standard of behavior generally applicable to officers of the Employer, after being advised in writing of such breach or violation and being given a reasonable opportunity and period to remedy such breach or violation; or

(v)
the willful engaging by Executive in conduct that is reasonably likely to result, or has resulted, in material injury to the Employer, reputational, financial or otherwise.

All determinations made in interpreting and implementing the foregoing definition of Cause shall be made by the Employer in its reasonable discretion, and shall be binding on the Employer and Executive.

(c)
Termination by the Employer Without Cause. Executive's employment may be terminated by the Employer without Cause at any time upon written notice to Executive. which termination will be effective immediately or on such later date as specified in the written notice. In the event Executive's employment is terminated without Cause before, or more than one year after, a Change in Control (as defined below) shall have occurred, Executive shall receive any unpaid Base Salary through the date of termination within 30 days after the date of termination. In addition, Executive shall receive the following benefits, provided Executive signs a release and waiver of claims in favor of the Employer, any business entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Employer (each, an "Affiliate''), and their respective officers and directors in a form provided by the Employer no later than the date of termination (the '''Release'') and the Release has become effective within 30 days after the date of termination:
(i)
For the greater of the number of months remaining in the Employment Period or 12 months (such number of months. the "Severance Period''), the Employer will (a) continue to pay Executive's Base Salary in effect on the date of termination and (b) pay 1/12 of the highest annual bonus paid or payable, including by reason of any deferral, for the two years immediately preceding the year in which Executive's employment terminates, such payments to be made on the same periodic dates as salary payments would have been made to Executive had Executive's employment not been terminated, subject to compliance with Section 9(i) of this Agreement regarding the requirements of Section 409A (''Section 409A'') of the Internal Revenue Code of 1986 (the "Code''); and

(ii)
Executive will receive a welfare continuance benefit in an amount equal to the product of (x) the number of months in the Severance Period times (y) the excess of the monthly premium that would apply as of Executive's date of termination for continued health, dental and vision plan coverage for Executive and Executive's "qualified beneficiaries" (as defined in Section 4980B of the Code) over the monthly amount that Executive paid for such coverage immediately before Executive's termination. Such payment will be made only for individuals (including Executive) who are covered under such plan or plans immediately prior to Executive's termination, but without regard to whether an election for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 is made. Such payment will be made in a lump sum on the 30th day after date of termination of Executive's employment, net of employment and income tax withholding.

Notwithstanding the foregoing, Executive shall not be entitled to any further payment under this Section 4(c) or wider Section 4(d) of this Agreement in the event the Employer determines that Executive has breached any of the covenants set forth in Section 5 of this Agreement and files an action to enforce the covenants or gives Executive a notice that a claim is being initiated under Section 6 of this Agreement. Further, in such a proceeding, the Employer shall seek, and Executive shall be liable to return to the Employer, any payments made to Executive under this Section 4 dating back to the date of the original breach.

(d)
Termination by Executive for Good Reason. Executive may voluntarily terminate Executive's employment under this Agreement for Good Reason at any time before, or more than one year after, a Change in Control shall have occurred and be entitled to receive the compensation and other benefits set forth in Section 4(c) relating to a termination without Cause, provided Executive signs the Release and it becomes effective within 30 days after the date of termination of Executive's employment Executive must provide written notice to the Employer of the existence of the event or condition constituting such Good Reason within 90 days of the initial occurrence of the event or condition alleged to constitute Good Reason. Upon delivery of such notice by Executive, the Employer shall have a period of 30 days during which it may remedy in good faith the event or condition constituting Good Reason, and Executive's employment shall continue in effect during such time so long as the Employer is making diligent efforts to cure. In the event the Employer shall remedy in good faith the event or condition constituting Good Reason during such 30-day period, then such notice of termination shall be null and void, and the Employer shall not be required to pay the amount due to Executive under this Section 4(d).

For purposes of this Agreement, "Good Reason" shall mean:

(i)
a material diminution in any of Executive's positions under Section I or Executive's authority, duties or responsibilities in any of such positions;

(ii)
the relocation of Executive's primary office at which Executive must perform the services to be provided by Executive pursuant to this Agreement by more than 50 miles from its location as of the Effective Date without Executive's written consent;
(iii)
the failure of the Employer to comply with the provisions of Section 3 or a material breach by the Employer of any other provision of this Agreement; or

(iv)
any limitation imposed by the Employer upon Executive's performance of Executive's duties that substantially impairs Executive's ability to perform Executive's duties in compliance with the Exchange Act (as defined below) or applicable bank holding company or bank laws and regulations.

Notwithstanding the above, Good Reason shall not include any resignation by Executive where Cause for Executive's termination by the Employer exists and has been asserted by the Employer. Executive and the Employer agree that this Section 4(d) shall not apply to a termination for Good Reason in connection with a Change in Control and that Section 4(g) shall apply in such a circumstance.

(e)
Resignation without Good Reason; Resignation of All Other Positions. Executive may terminate his employment under this Agreement without Good Reason by written notice to the Bank effective 90 days after receipt of such notice by the Bank. If Executive terminates his employment without Good Reason, Executive shall have no right to render services or to receive compensation or other benefits under this Agreement for any period after such termination. It shall not constitute a breach of this Agreement for the Employer to suspend Executive's duties and to place Executive on paid leave during the notice period. Further, effective upon the termination of Executive's employment for any reason, Executive shall be deemed to have resigned from all positions that Executive holds as an officer or an employee of the Company or the Bank or as a member of the Board of Directors (or committee thereof) of the Company or the Bank or any of the Employer's Affiliates.

(t)
Change in Control. For purposes of this Agreement, a Change in Control means any of the following actions identified in clauses (i), (ii) or (iii) below:

(i)
The acquisition by any Person (as defined below) of beneficial ownership of 50% or more of the then outstanding shares of common stock of the Company, provided that it shall not constitute a Change in Control if (a) the acquisition is directly :from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege) or (b) individuals who constitute the Incumbent Board (as defined below) immediately prior to the acquisition continue to constitute a majority of the Board of Directors of the Company for the 12-month period immediately after the acquisition.
(ii)
Individuals who constitute the Board of Directors of the Company on the Effective Date (the "Incumbent Board'') cease to constitute a majority of the Board of Directors of the Company within a 12-month period, provided that any director whose nomination was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board, but excluding any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company.

(iii)
Consummation of a reorganization, merger, share exchange or consolidation involving the Company (a "Reorganization"), unless each of the following conditions is satisfied: (a) at least 40% of the then outstanding shares of common stock of the corporation resulting from the Reorganization is beneficially owned by all or substantially all of the former shareholders of the Company in substantially the same proportions, relative to each other, as their ownership existed in the Company immediately prior to the Reorganization; (b) no Person beneficially owns 20% or more of either (1) the then outstanding shares of common stock of the corporation resulting from the transaction or (2) the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors; and

(c) at least a majority of the members of the board of directors of the corporation resulting from the Reorganization were members of the Incumbent Board at the time of the execution of the initial agreement providing for the Reorganization.

For purposes of this Agreement, a Change in Control occurs on the date on which an event described in clause (i), (ii) or (iii) immediately above occurs. If a Change in Control occurs on account of a series of transactions or events, the Change in Control occurs on the date of the last of such transactions or events. For purposes of this Section 4(f) of this Agreement, "Person" means any individual, entity or group (within the meaning of Section 13(dX3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act'')), other than any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, and ''beneficial ownership" has the meaning given the term in Rule 13d-3 under the Exchange Act.

(g)
Termination due to Chan!!,e in Control. If Executive's employment is terminated without Cause or if Executive resigns for Good Reason, in either case within one year after a Change in Control shall have occurred, (i) Executive shall receive any unpaid Base Salary through the date of termination within 30 days after the date of termination, (ii) the amount set forth in Section 4(c)(ii) shall be paid to Executive as provided therein, (iii) Executive shall be paid in a lump sum no later than the 30th day after the date of such termination, net of employment and income tax withholding, an amount equal to two times the sum of (A) (x) the Base Salary in effect on the date of termination or, (y) if greater, the highest base salary in effect in the three months immediately prior to the Change in Control, plus (B) the highest annual bonus paid or payable, including by reason of any deferral, for the two years immediately preceding the year in which Executive's employment terminates, subject to compliance with Section 9(i) of this Agreement regarding the requirements of Section 409A and Executive's continuing compliance with the covenants under Section 5 of this Agreement.

Notwithstanding the foregoing, Executive shall not be entitled to any further payment under this Section 4(g) in the event the Employer determines that Executive has breached any of the covenants set forth in Section 5 and files an action to enforce the covenants or gives Executive notice that a claim is being initiated under Section 6. Further, in such a proceeding, the Employer shall seek, and Executive shall be liable to return to the Employer, any payments made to Executive under this Section 4 dating back to the date of the original breach. As a condition precedent to the entitlement or receipt of any payments or vesting under this Section 4(g), Executive must sign the Release, and the Release must become effective within 30 days after the date of termination.

(h)
Parachute Taxes. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Employer or its Affiliates to Executive or for Executive's benefit pursuant to the terms of this Agreement or otherwise ("Covered Payments") constitute parachute payments ("Parachute Payments") within the meaning of Section 2800 of the Code and would, but for this Section 4(h), be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the "Excise Tax"), then the Covered Payments: (A) shall be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax(that amount, the ''Reduced Amount''); or (B) shall be payable in full if Executive's receipt on an after-tax basis of the full amount of payments and benefits (after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax)) would result in Executive retaining an amount greater than the Reduced Amount. Any determination required under this Section 4(h), including whether any payments or benefits are Parachute Payments, shall be made by the accounting firm or tax counsel selected by the Bank in its sole discretion (the "Tax Advisor''), which shall provide detailed supporting calculations to the Bank and Executive. The Bank and Executive shall provide the Tax Advisor with such information and documents as the Tax Advisor may reasonably request in order to make a determination under this Section 4(h). For purposes of making the calculations and determinations required by this Section 4(h), the Tax Advisor may rely on reasonable, good faith assumptions and approximations concerning the application of Section 2800 and Section 4999 of the Code. The Tax Advisor's determinations shall be final and binding on the Bank and Executive. The Bank shall be responsible for all fees and expenses incurred by the Tax Advisor in connection with the calculations required by this Section 4(h).
5.
Covenants of Executive.
(a)
Noncompetition.
(i)
Executive agrees that when employed with the Employer during the Employment Period and for any further period in which Executive is employed with the Employer and for 12 months after Executive is no longer employed by the Employer for any reason (the "Restricted Period''), except as set forth in Section 5(a)(ii), Executive will not directly or indirectly, as a principal, agent, employee, employer, investor, director, consultant, co-partner or in any other individual or representative capacity whatsoever engage in a Competitive Business anywhere in the Market Area (as such terms are defined below) by (i) owning, managing or controlling a Competitive Business, or (ii) performing competitive duties that are the same as or substantially similar to those which Executive performed on behalf of the Employer or any of its Affiliates during the last 24 months of Executive's employment by the Employer for or on behalf of any Person engaged in a Competitive Business. Notwithstanding the foregoing, Executive may purchase or otherwise acquire up to (but not more than) I% of any class of securities of any business enterprise (but without otherwise participating in the activities of such enterprise) that engages in a Competitive Business in the Market

Area and whose securities are listed on any national securities exchange or have been registered under Section 12 of the Exchange Act.

(ii)
If the Employer terminates Executive for Cause, the covenants of Section S(a)(i) shall not apply unless the Employer (A) provides written notice to Executive, within 15 days after Executive's termination date, that such covenants shall apply for a period specified in the notice, which period shall not exceed 12 months following Executive's termination elate (the period specified, the "Applicable Period") and (B) agrees to continue to pay the Base Salary on regular payroll dates through the end of the Applicable Period. Payment of the Base Salary will cease, however, in the event the Employer determines that Executive has breached the covenants set forth in Section 5 during the Applicable Period and files an action to enforce the covenants or gives Executive a notice that a claim is being initiated under Section 6 of this Agreement. Further, in such a proceeding, the Employer shall seek, and Executive shall be liable to return to the Employer, any payments made to Executive under this Section S(a)(ii) dating back to the elate of the original breach. For clarity, the covenants of Section S(a) shal1 continue to apply during the remainder of the Applicable Period (and the covenants of Section S(b) and 5(c) shall continue to apply during the remainder of the Restricted Period).
(b)
Nonsolicitation of Customers. Executive agrees that when employed by the Employer and through the Restricted Period, Executive will not, directly or indirectly, solicit, divert from the Employer or its Affiliates, or transact business with any Customer (as defined below) of the Employer or its Affiliates, with whom Executive had Material Contact (as defined below) during the last 12 months of Executive's employment or about whom Executive obtained information not known generally to the public while acting within the scope of Executive's employment during the last 12 months of employment, if the purpose of such solicitation, diversion or transaction is to compete with the Employer or its Affiliates by providing products or services that are the same as or substantially similar to, and competitive with, those offered by Employer or its Affiliates at the time Executive's employment ceases.
(c)
Nonsolicitation of Employees. Executive agrees that when employed by the Employer and through the Restricted Period, Executive will not, directly or indirectly, hire any person employed by the Employer or its Affiliates during the last six months of Executive's employment, or solicit for hire or induce any such person to terminate employment with the Employer or its Affiliates, if the purpose is to compete with the Employer or its Affiliates.
(d)
Definitions. As used in this Agreement:
(i)
The term "Competitive Business" means any of the following businesses in which Executive was engaged in at any time during the last 24 months of Executive's employment with the Employer on behalf of the Employer: (A) the financial services business, which encompasses one or more of the following businesses, so long as and to the extent that the Employer or any of its Affiliates are engaged in any of such businesses at the time Executive's employment ceases: consumer and commercial banking, insurance brokerage, residential and commercial mortgage lending, and wealth management, and (B) fintech or "banking as a service" applications, products or services, or support or lending to businesses that are engaged in fintech services or the "banking as a service" field or that offer fintech or "banking as a service" applications, products or services that are competitive with those for which the Employer or any of its Affiliates is receiving direct or indirect fees, income and/or compensation at the time Executive's employment ceases, including as a sponsor bank, issuing bank or bank of record, so long as and to the extent that the Employer or any of its Affiliates are engaged in any such business at the time Executive's employment ceases (collectively, the ''Fintech Business"), and (C) any other business in which the Employer or any of its Affiliates are engaged so long as and to the extent that the Employer or any of its Affiliates are engaged in any such other business at the time Executive's employment ceases.

(ii)
The term "Customer" means (A) any Person (as defined below) with whom the Employer or its Affiliates had a depository or other contractual relationship, pursuant to which the Employer or its Affiliates provided products or services during the last 12 months of Executive's employment, (B) any Person engaged in the Fintech Business with whom Employer or its Affiliates had a contractual relationship (a "Fintech Business Partner"), or (C) any prospective Customer or prospective Fintech Business Partner with whom Executive had substantive contact during the last 12 months of his employment for the purpose of encouraging or soliciting them to do business with the Employer or its Affiliates.
(iii)
The terms "Fintech Business'' and "Fintech Business Partner'' shall have the meanings as defined above.
(iv)
The term "Market Area" means any city, town, county or municipality in which the Employer or its Affiliates is operating a retail banking office or a mortgage office as of the date Executive's employment ceases, and any immediately adjacent city, town, county or municipality and provided further that, with respect to the Fintech Business, Market Area means any U.S. state in which the Employer or any Affiliate engages in the Fintech Business as of the date Executive's employment ceases.
(v)
The term "Material Contact" means th.at Executive personally communicated with the Customer, either orally or in writing, for the purpose of providing, offering to provide or assisting in providing products or services of the Employer or its Affiliates during the last 12 months of Executive's employment.
(vi)
The term "Person" means any person, partnership, corporation, company, group or other entity, except as otherwise provided for purposes of Section 4(f).
(e)
Confidentiality. As an employee of the Employer, Executive will have access to and may participate in the origination of non-public, proprietary and confidential information relating to the Employer and/or its Affiliates and Executive acknowledges a fiduciary duty owed to the Employer or its Affiliates not to disclose any such information. Confidential information may include, but is not limited to, trade secrets, customer lists and information, internal corporate planning, methods of marketing and operation, personnel data, computer software and all data base technologies, know-how, processes, applications, platforms, business arrangements with Fintech Business Partners, and other data or information of or concerning the Employer or its Affiliates or their customers that is not generally known to the public or generally in the banking industry. Executive agrees that for a period of five years following the cessation of employment, Executive will not use or disclose to any third party any such confidential information, either directly or indirectly, including in conducting a business, except as may be authorized in writing specifically by Employer; provided, however that to the extent the information covered by this Section 5 is otherwise protected by the law, such as "trade secrets," as defined by the Virginia Uniform Trade Secrets Act, or customer information protected by banking privacy laws, that information shall not be disclosed or used for however long the legal protections applicable to such information remain in effect.

Nothing in this Agreement restricts or prohibits Executive or Executive's counsel from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before a self-regulatory authority or a governmental, law enforcement or other regulatory authority, including the U.S. Equal Employment Opportunity Commission, the U.S. Department of Labor, the National Labor Relations Board, the U.S. Department of Justice, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the U.S. Congress, and any Office of Inspector General (collectively, the "Re1rnlators"), from participating in any reporting of, investigation into, or proceeding regarding suspected violations of law, or from making other disclosures that are protected under or from receiving an award for information provided under the whistleblower provisions of state or federal law or regulation. Executive does not need the prior authorization of the Employer to engage in such communications with the Regulators, respond to such inquiries from the Regulators, provide confidential information or documents containing confidential information to the Regulators, or make any such reports or disclosures to the Regulators. Executive is not required to notify the Employer that Executive has engaged in such communications with the Regulators. Executive recognizes and agrees that, in connection with any such activity outlined above, Executive must inform the Regulators that the information Executive is providing is confidential.

Federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances. Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions:

•
Where the disclosure is made (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or

•
Where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Federal law also provides th.at an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

(f)
Acknowledgment. The covenants contained in this Section 5 shall be construed and interpreted in any proceeding to permit their enforcement to the maximum extent permitted by law. Executive acknowledges and agrees that the covenants contained in this Section 5 are in consideration for this Agreement and payment hereunder including payments that may be made under Section 4. Executive represents that his experience and capabilities are such that Executive can obtain employment in a business that is engaged in other lines and/or of a different nature than the Employer and its Affiliates, and that the enforcement of the covenants herein will not prevent Executive from earning a sufficient livelihood. Executive further agrees that the restrictions imposed herein are necessary for the reasonable and proper protection of the Employer and its Affiliates, and that each and every one of the restrictions is reasonable in respect to length of time, geographic area and scope of prohibited activities, and that the restrictions are neither overly restrictive on Executive's post-employment activity nor overly burdensome for Executive to abide by while in the employ of the Employer. Without limiting the foregoing, Executive agrees that the Fintech Business of the Employer and its Affiliates has a nationwide geographic scope and that such businesses would be irreparably harmed if Executive were to compete within such field anywhere in the United States. If, however, the time, geographic and/or scope of activity restrictions set forth in this Section 5 are found by an arbitrator or court to exceed the standards deemed enforceable, the arbitrator or court, as applicable, is empowered and directed to modify the restriction(s) to the extent necessary to make them enforceable. Notwithstanding anything to the contrary herein, nothing in this Agreement shall be construed to prohibit any activity that cannot reasonably be construed to further in any meaningful way any actual or potential competition against the Employer or an Affiliate.
(g)
Enforcement. Executive acknowledges that damages at law would not be a measurable or adequate remedy for breach of the covenants contained in this Section 5 and, accordingly, Executive agrees to submit to the equitable jurisdiction of any court of competent jurisdiction in connection with any action to enjoin Executive from violating any such covenants. In the event legal action is commenced with respect to the provisions of this Section 5 and Executive has not strictly observed the restrictions set forth in this Section 5,then the restricted periods described in subsections (a), (b), and (c) in this Section 5 may, in the court or arbitrator's discretion, be tolled and run anew from the date of any Final Determination (as defined below) of such legal action. "Final Determination" shall mean the expiration of time to file any possible appeal from a final judgment in such legal action or, if an appeal be taken, the final determination of the final appellate proceeding. All the provisions of this Section 5 will survive termination and expiration of this Agreement.

6.
Dispute Resolution.
(a)
Except as provided in Section 6(c) below the Employer and Executive acknowledge and agree that any dispute or controversy arising out of. relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration unless otherwise required by law, to be held remotely, in accordance with the JAMS Employment Arbitration Rules & Procedures. The arbitrator may grant inj1D1ctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction. The party against whom the arbitrator(s) shall render an award shall pay the other party's reasonable attorneys' fees and other reasonable costs and expenses in connection with the enforcement of its rights under this Agreement (including the enforcement of any arbitration award in court), unless and to the extent the arbitrator(s) shall determine that under the circumstances recovery by the prevailing party of all or a part of any such fees and costs and expenses would be unjust.
(b)
The arbitrator(s) shall apply Virginia Jaw to the merits of any dispute or claim, without reference to rules of conflicts of law. Executive hereby consents to the personal jurisdiction of the state and federal courts located in Virginia for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(c)
The parties may apply to any Virginia state court or federal district court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, to the extent that such court would have jurisdiction over the subject matter of such action, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator.

(d)
EXECUTIVE HEREBY CONFIRMS EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION 6, WHICH DISCUSSES ARBITRATION, AND

UNDERSTANDS 1HAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES,

EXCEPT AS PROVIDED IN SECTION 6(c), TO SUBMIT ANY CLAIMS ARISING OUT OF,

RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, UNLESS OTHERWISE REQUIRED BY LAW, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF EXECUTIVE'S RELATIONSHIP WITH THE EMPLOYER AND ITS AFFILIATES.

7.
Non-disparagement. Executive will not at any time during or after the Employment Period make, publish or communicate to any Person or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Employer, its Affiliates, or their business, or any of their directors, employees, customers, and other associated third parties. This Section 7 does not, in any way, restrict or impede Executive from exercising protected rights, including those described in Section 5(e), to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by law, regulation or order. Executive shall promptly provide written notice of any such order to the Employer.

8.
Regulatory Provisions.
(a)
Suspension or Temporal) Prohibition from Participation. If Executive is suspended and/or temporarily prohibited from participating in the conduct of the affairs of the Employer by a notice served under the Federal Deposit Insurance Act (the "FDIA'') or an order issued by any federal or state government agency, the obligations of the Employer under this Agreement shall be suspended as of the date of service of such notice or the issuance date of such order. If the charges in the notice or order are dismissed, the Employer shall (i) pay Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.
(b)
Removal or Permanent Prohibition from Participation. If Executive is removed and/or permanently prohibited from participating in the conduct of the affairs of the Employer by a notice served under the FDIA or an order issued by any federal or state government agency, all obligations of the Employer under this Agreement shall terminate as of the date of service of such notice or the issuance date of such order, but Executive's vested rights under any employee benefit plans and programs of the Employer shall not be affected.
(c)
Default. If the Employer is in default as defined in the FDIA or any order issued by any federal or state government agency, all obligations of the Employer under this Agreement shall terminate as of the date of default, but the operation of this Section 8(c) shall not affect any of Executive's vested rights under any employee benefit plans and programs of the Employer.
(d)
Mitigation. The Employer will use its commercially reasonable efforts to mitigate any adverse impact of Sections 8(a), 8(b) and 8(c) on Executive.

(e)
Payment Prohibition. If the Employer is prohibited from making a payment provided for in this Agreement pursuant to the provisions of Part 359 of the regulations of the Federal Deposit Insurance Corporation (the "FDIC"), then the Employer shall not be obligated to make such payment, and Executive shall have no right to receive such payment. If the Employer is prohibited from making a payment provided for in this Agreement without the prior consent or approval of the FDIC, the Office of the Comptroller of the Currency or another appropriate federal banking agency, then the Employer shall not be obligated to make such payment, and Executive shall have no right to receive such payment, unless such consent or approval is received. The Employer hereby agrees and covenants to use its best efforts to obtain the required consent or approval as expeditiously as possible and agree to provide Executive with documentation of its efforts and status reports as requested.

9.
Miscellaneous.
(a)
Severability. If any clause or provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof. then the remainder of this Agreement shall not be affected thereby, and in lieu of each clause or provision of this Agreement which is illegal, invalid or unenforceable, there shall be added, as part of this Agreement, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and as may be legal, valid and enforceable.
(b)
Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to its conflicts of law principles.
(c)
Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement This Agreement may be amended only by an agreement signed by the parties hereto.
(d)
Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising, in whole or in part, any right, power or privilege under this Agreement will operate as a waiver of such right. power or privilege.
(e)
Binding Effect: Survival. This Agreement is binding upon and shall inure to the benefit of the parties and their respective successors, heirs and assigns, provided that no part of this Agreement is assignable by Executive. Except as otherwise expressly provided herein, upon the termination or expiration of this Agreement the respective rights and obligations of the parties hereto shall survive such termination or expiration to the extent necessary to carry out the intentions of the parties set forth in this Agreement.
(f)
No Construction Against Any Party This Agreement is the product of informed negotiations between the parties. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties. The parties agree that no party hereto was in a superior bargaining position regarding the substantive terms of this Agreement.
(g)
Clawback. Any incentive-based compensation or award that Executive receives, or has received, from the Employer or its Affiliates under this Agreement or otherwise, will be subject to clawback by the Employer as may be required by applicable law, government regulation or stock exchange listing requirement. rule or regulation and on such basis as the Board of Directors of the Company or of the Bank reasonably determined in good faith, including pursuant to any incentive compensation clawback policy adopted by the Board of

Directors of the Company or of the Bank pursuant to any such law, government regulation or stock exchange listing requirement, rule or regulation, or otherwise.

(h)
Documents. All documents, records, tapes and other media of any kind or description relating to the business of the Employer or its Affiliates (the ''Documents"), whether or not prepared by Executive, shall be the sole and exclusive property of the Employer. The Documents and any copies thereof stored in any manner, together with any Employer issued equipment, vehicles, keys, security devices, identification cards, computers, cell phones and other devices, that are in Executive's possession or control shall be returned to the Employer immediately upon Executive's termination of employment for any reason or at such earlier time as the Board or its designees may specify.

(i)
Section 409A Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A to the extent required to avoid a violation of Section 409A. Notwithstanding the foregoing, neither the Employer nor any Affiliate makes any representation that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Employer or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with Executive's termination of employment is determined to constitute ''nonqualified deferred compensation" within the meaning of Section 409A and Executive is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of termination or if sooner the date of Executive's death (the "Specified Employee Payment Date'') to the extent required for compliance with Section 409A. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Executive (or Executive's beneficiary) in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

Any payment under Section 4 of this Agreement that is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A, and that is subject to the Release becoming effective, and that would otherwise be paid in the first 30 days after

Executive's termination date shall be paid, if at all, on such 30th day and any remaining payments shall be made in accordance with their original schedule.

Payments with respect to reimbursements of expenses or in-kind benefits shall be paid or provided in accordance with the Employer's applicable policy or benefit plan, but in all events reimbursements shall be paid no later than the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses or benefits eligible for reimbursement. payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement or provision in any other calendar year.

G) Notices. Any notices and other communications provided for by this Agreement will be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid (in which case notice will be deemed to have been given on the third day after mailing), or by overnight delivery by a reliable overnight courier service (in which case notice will be deemed to have been given on the day after delivery to such courier service). Notices to the Employer shall be directed to the Corporate Secretary of the Bank, with a copy directed to the Chairman of the Board. Notices to Executive shall be directed to Executive's last known address. Any party may designate another address in writing (or by such other method approved by the Employer) from time to time.

(k)
Acknowledgement of Full Understanding. EXECUTIVE ACKNOWLEDGES AND AGREES: (i) THAT EXECUTIVE HAS FULLY READ, UNDERSTANDS AND IS VOLUNTARILY ENTERING INTO THIS AGREEMENT; AND

(ii) TIIAT EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EXECUTIVE'S CHOICE BEFORE SIGN1NG THIS AGREEMENT.

(I)
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(m) Tax Withholding. The Employer is authorized to withhold from all amounts paid or provided under this Agreement applicable taxes required to be withheld thereon.

[Signatures page follows]

IN WI1NESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

BLUE RIDGE BANK, NATIONAL ASSOCIATION

By:	/s/ Loreen Lagatta
Loreen Lagatta
Chief Human Resources Officer

/s/ Raymond Knott
Raymond Knott